EXHIBIT 99.1
For further information contact
Bob F. Weatherly
Rodger W. Smith
1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Announces
Acquisition of BP’s 80% Interest in Entrada Field
     Natchez, MS (March 8, 2007)— Callon Petroleum Company (NYSE: CPE) announced today that it has signed an agreement with BP Exploration and Production Company (BP) to purchase BP’s 80% working interest in the Entrada Field for total cash consideration of $190 million.
     The purchase price includes $150 million payable at closing and an additional $40 million payable after the achievement of certain production milestones. The purchased interests include five federal offshore blocks at Garden Banks Blocks 738, 782, 785, 826 and 827, subject to certain depth limitations. Upon the completion of the acquisition, Callon will own a 100% working interest in the Entrada Field and will become operator of the development project.
     The company’s independent petroleum engineers have estimated that net proved reserves attributable to the interests being purchased from BP are approximately 13.7 million barrels of crude oil (MMbo) and 68.1 billion cubic feet of natural gas (Bcf). In addition, associated net probable reserves are estimated to be 13.7 MMbo and 32.9 Bcf representing a total proved plus probable net reserve base of approximately 44.2 million barrels of oil equivalent to be acquired.
     The company has received a commitment from Merrill Lynch Capital Corporation to make available to Callon a 7-year, $200 million revolving credit facility secured by a lien on the Entrada properties, to finance the initial purchase price of the acquisition and a portion of the related development costs. The acquisition is expected to close within the next 45 days.
     According to Fred Callon, Chairman and CEO, “We are very excited about the opportunity this presents for Callon Petroleum Company to manage the development of the Entrada Field and to significantly increase the company’s production once the Entrada Field commences production.”
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
     The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We include in this news release an estimate of net probable reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.callon.com or from the SEC at www.sec.gov. You can also obtain this form from us by calling 601-442-1601 or from the SEC by calling 1-800-SEC-0330.

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